Exhibit 10.6

Execution

TERM LOAN AGREEMENT

Dated as of January 24, 2011

between

SOLARCITY CORPORATION,

as the Borrower

and

U.S. BANK NATIONAL ASSOCIATION,

as the Bank

TABLE OF CONTENTS

(Cont’d)

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TABLE OF CONTENTS

(Cont’d)

SCHEDULE 1	Permitted Acquisitions	Schedule 1
SCHEDULE 2	Permitted Indebtedness	Schedule 2

EXHIBIT A	Form of Compliance Certificate	A-1
EXHIBIT B	Form of Note	B-1
EXHIBIT C	Form of Security Agreement	C-1

iii

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) dated as of January 24, 2011 is by and between U.S. Bank National Association, a national banking association organized under the laws of the United States (the “Bank”), and SolarCity Corporation, a Delaware corporation (the “Borrower”).

1.	DEFINITIONS

“Activity-based” means recognizing all current and future revenues, expenses and associated income of a project at the time a contract is signed.

“Advance” means any drawing on the Loan honored by the Bank.

“Affiliate” means any person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Borrower or other person or its board of directors, whether through stock ownership, membership, partnership rights, voting rights, governing boards, committees, divisions or other bodies with one or more common members, directors, partners, trustees, officers or other managers.

“Agreement” means this Agreement by and between the Bank and the Borrower, dated as of January 24, 2011.

“Available Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Bank” means U.S. Bank National Association, a national banking association organized under the laws of the United States.

“Borrower” means SolarCity Corporation, a Delaware corporation.

“Business Day” means any day other than (a) a Saturday, Sunday or legal holiday or (b) a day on which banking institutions in San Francisco, California or New York, New York are required or authorized by law (including executive order) to close.

“Cash & Cash Equivalents” means (a) money, currency or a credit balance in a deposit account, (b) short-term obligations of, or fully guaranteed by, the United States of America, (c) commercial paper rated A-1 or better by Standard & Poor’s Rating Services (or any successor) or P-1 or better by Moody’s Investors Service, Inc. (or any successor), (d) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00), or (e) money market funds at least ninety-five percent (95%) of the holdings of which are the type described in causes (b) through (d).

“Closing Date” means January 24, 2011 or such other date as the Bank and the Borrower shall mutually agree as the date the Loan may initially be made pursuant to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in Section 6.1(b) hereof.

“Default” means an event which with the passage of time or giving of notice or both would become an Event of Default under this Agreement.

“Dollar” means U.S. Dollar.

“Drawing Period” shall have the meaning set forth in Section 2.1(b) hereof.

“EBITDA” or “Activity-based EBITDA” means Activity-based operating income as represented by the Borrower before interest, taxes, depreciation, amortization and non-cash charges.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Plan” or “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Event of Default” means any of the events described in Article 10 hereof.

“Funded Debt” means total interest-bearing Indebtedness, including committed but unused credit facilities but excluding any Indebtedness that is non-recourse to the Borrower.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Indebtedness” means with respect to a specified Person, (a) all obligations for borrowed money, all installment sale and capitalized lease obligations and all reimbursement obligations in respect of letters of credit incurred or assumed by such Person (including, in the case of the Borrower, the Borrower’s Indebtedness under this Agreement and the Loan Documents), (b) all other obligations of such Person upon which interest is customarily charged, (c) all obligations of such Person to make swap payments under a Swap Contract, (d) all obligations of such Person issued or assumed as deferred construction price for completed work or deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, but only if and so long as the same are payable on customary trade terms), and (e) all obligations, contingent or otherwise, of such Person guaranteeing or becoming surety for or having the economic effect of guaranteeing or becoming surety for any Indebtedness of any other Person in any manner, whether directly or indirectly, but only up to the amount so guaranteed.

“Interest Period” means the period commencing on the advance date of the applicable Advance and ending on the numerically corresponding day one (1) month thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Interest Period would otherwise end on a day which is not a New York Banking Day, then the Interest Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding New York Banking Day, or (b) if any Interest Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last New York Banking Day of the calendar month at the end of such Interest Period.

“LIBOR Rate” shall have the meaning set forth in Section 3.1(a) hereof.

“Lien” shall have the meaning set forth in Section 9.6 hereof.

“Liquid Assets” means total unrestricted Cash & Cash Equivalents, marketable securities and unused availability on committed credit facilities.

“Loan” shall have the meaning set forth in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, the Security Documents and the Note.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any related schedules).

“Material Adverse Change” means any material adverse effect on (a) the assets, liabilities, financial condition, business or operations of the Borrower from those reflected in the most current financial statements provided by the Borrower to the Bank or from the facts represented or warranted in this Agreement, any other Loan Document or any other document delivered to the Bank pursuant to this Agreement, (b) the ability of the Borrower to carry out its respective business as of the closing date or to meet or perform its Obligations under this Agreement or any of the other Loan Documents on a timely basis, or (c) the amount which the Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in a liquidation of the collateral, taken as a whole, granted, mortgaged, assigned or pledged to the Bank under the Loan Documents.

“Maturity Date” means the last day of the Repayment Period.

“New York Banking Day” shall have the meaning set forth in Section 3.1(b) hereof.

“Note” shall have the meaning set forth in Section 2.2 hereof.

“Obligations” means the Loan, all other amounts owing to the Bank under the Loan Documents, the fees and expenses relating to this Agreement and the other Loan Documents, and all other obligations of the Borrower to the Bank arising under or in relation to the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto under ERISA.

“Permitted Acquisitions” means the acquisitions listed on Schedule 1 attached hereto, or the acquisition by the Borrower of all or substantially all of the assets of another company, the controlling interest in another company, or not less than one hundred percent (100%) of the capital stock of or ownership interest in another company, provided that the company whose assets are being purchased, or whose capital stock or ownership interest is being acquired is in a line of business substantially similar to that of the Borrower as reasonably determined by the Borrower, and further provided that:

(a)

at the time of such transaction, both before and after giving effect thereto, no Event of Default exists (including, without limitation, failure of the Borrower to comply with any affirmative or negative covenant contained in any of the Loan Documents as of the most recent measurement date), and no event or circumstance has occurred that, with the giving of notice or the passage of time would constitute an Event of Default;

(b)

if the acquisition is of one hundred percent (100%) of the capital stock of or ownership interest or controlling interest in another company: (i) the Borrower is the surviving entity; and (ii) the transaction is not hostile; and (iii) the acquired entity will within thirty (30) days of the closing execute and deliver such guaranties, security agreements, and other documents as the Bank may require in connection with the Obligations of the Borrower under the Loan Documents; and

(c)

in no event may the aggregate cash consideration paid by the Borrower in connection with all Permitted Acquisitions at any time after the effective date of the Loan Documents, exceed the sum of Five Million Dollars ($5,000,000.00), whether such consideration is paid in connection with one or a series of related transactions. To the extent the Borrower pays non-cash consideration in connection with an acquisition the amount of non-cash consideration shall not cause the Borrower to exceed the Permitted Indebtedness.

“Permitted Encumbrances” shall have the meaning set forth in Section 9.6 hereof.

“Permitted Indebtedness” means (a) all Indebtedness to the Bank, (b) Indebtedness to parties other than the Bank (including as a guaranty or surety or pursuant to a contingent liability) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding, (c) all other Indebtedness of the Borrower in existence as of the date of this Agreement and disclosed to the Bank on Schedule 2 attached hereto, (d) Indebtedness incurred solely for the purpose of financing the acquisition of equipment (and any accessions, attachments, replacements or improvements thereon), (e) Indebtedness incurred with respect to equipment leased to customers in the ordinary course of business, which Indebtedness is contemplated to be serviced by the related lease payment, (f) guaranties of obligations of Borrower’s subsidiaries, and (g) extensions, refinancing, modifications, amendments and restatements of any item of Permitted Indebtedness described in (a) through (f) above.

“Person” or words importing persons, means firms, associations, partnerships (including without limitation, limited liability company, general and limited partnerships), joint ventures, societies, estates, trusts, borrowers, public or governmental bodies, other legal entities and natural persons.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate.” The “prime rate” is set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans and loan to its customers at, above, or below the “prime rate.” Any change in the “prime rate” shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s “prime rate.”

“Repayment Period” shall have the meaning set forth in Section 4.2 hereof.

“Security Agreement” means that certain Security Agreement dated as of January 24, 2011 made by the Borrower for the benefit of the Bank substantially in the form of Exhibit C attached hereto.

“Security Documents” means (a) the Security Agreement and (b) any related financing statements.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transactions is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, a Master Agreement, including any such obligations or liabilities under any Master Agreement. For purposes of calculating any payment obligations with respect to a Swap Contract, all amounts to be paid and received under such contracts shall be netted against each other on a one (1) month basis.

2.	LINE OF CREDIT

2.1	Non-Revolving Line of Credit.

(a)	Subject to and upon the terms and conditions set forth herein, the Bank hereby agrees to make the loan (the “Loan”) to the Borrower during the Drawing Period in the original principal amount of up to Seven Million Dollars ($7,000,000.00) (the “Available Amount”).

(b)

The Borrower may make multiple drawings on the Loan up to the Available Amount during the period starting with the Closing Date and ending on the earlier of: (i) the date that is one year from the Closing Date, or (ii) the date on which the full Available Amount is drawn (the “Drawing Period”).

(c)	This is a non-revolving line of credit. Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit.

(d)

The Borrower agrees not to permit the principal balance outstanding to exceed the Available Amount. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2	Note.

The Loan shall be evidenced by the promissory note of the Borrower (the “Note”), in the form of Exhibit B attached hereto, payable to the order of the Bank and the Loan shall bear interest and otherwise be payable as provided in the Note and this Agreement; provided, however, in any event, the principal balance, all accrued but unpaid interest and all other sums owing on the Loan shall be due and payable on the Maturity Date or earlier, if the Loan is accelerated pursuant to this Agreement or any of the other Loan Documents. The Note shall be executed by the Borrower and delivered to the Bank on or prior to the Closing Date.

3.	INTEREST RATE

3.1	LIBOR Rate.

(a)

Interest on the Loan hereunder shall accrue at an annual rate equal to two and one-half percent (2.50%) plus the one-month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent (0.0625%) (the “LIBOR Rate”).

(b)

The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

3.2	Default Interest.

From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Loan and all other amounts due and unpaid under this Agreement and the Note will bear interest until paid computed at a rate equal to Prime Rate plus two percent (2.00%).

3.3	Interest Calculation.

Except as otherwise stated in this Agreement, all computations of interest and other amounts due under the Note and fees and other amounts due under this Agreement will be based on a three hundred sixty (360) day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

4.	REPAYMENT

4.1	Drawing Period.

During the Drawing Period the Borrower shall make monthly interest payments on the Loan.

4.2	Repayment Period.

Upon expiration of the Drawing Period, the loan will automatically convert to a three (3) year (the “Repayment Period”) fully amortizing term loan. During the Repayment Period the Borrower shall make thirty-six (36) equal monthly payments of principal and interest on the Loan.

4.3	Interest Payments.

Interest on the Loan will accrue during the applicable Interest Period and will be due and payable on the last Business Day of the applicable Interest Period, and on the Maturity Date or other date of maturity of the Note, whether by acceleration pursuant to the terms of this Agreement or the Note.

4.4	Payments.

All payments and prepayments of principal, interest and fees under this Agreement and the Note shall be made to the Bank prior to 2:00 p.m., Pacific time, in immediately available funds.

5.	FEES AND EXPENSES

5.1	Facility Fee.

On the Closing Date, the Borrower shall pay to the Bank in immediately available funds a facility fee equal to twenty-five basis points (0.25%) of the Available Amount.

5.2	Reimbursement.

(a)

The Borrower agrees to immediately reimburse the Bank for any expenses it incurs in connection with the preparation, execution and delivery of the Loan Documents and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees.

(b)

The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral at such intervals as the Bank may reasonably require, limited to once per year unless an Event of Default or Material Adverse Change has occurred. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

6.	ADMINISTRATION OF CREDIT

6.1	Security.

(a)	This Agreement is secured by the Security Documents.

(b)

The Borrower grants to the Bank, as security for the Note and the payment of all Obligations, a first priority lien and security interest in all titled and untitled vehicles of the Borrower financed by the Loan, including the vehicles listed on Schedule 1 to the Security Agreement and any vehicles obtained after the date hereof with the proceeds of the Loan (the “Collateral”).

6.2	Changes in Law Rendering the Loan Unlawful.

In the event that any regulatory change should make it (or, in the good faith judgment of the Bank, should raise substantial questions as to whether it is) unlawful for the Bank to make, maintain or fund the Loan bearing interest at the LIBOR Rate, (a) the Bank will promptly notify the Borrower, (b) the obligation of the Bank to make the Loan bearing interest at the LIBOR Rate shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (c) upon such notice, any outstanding principal amount of the Loan bearing interest at the LIBOR Rate made by the Bank will automatically convert into a Loan bearing interest at the Prime Rate plus three percent (3.00%) per annum, which rate shall change when and as the Prime Rate changes.

6.3	Capital Adequacy.

If any regulatory change affects the treatment of the Loan hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank and has the effect of reducing the rate of return on the Bank’s or such corporation’s capital as a consequence of the obligations of the Bank hereunder to a level below that which the Bank or such corporation could have achieved but for such regulatory change (taking into account the Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by the Bank to be material, then the Borrower shall pay to the Bank, on demand, such additional amount or amounts as will compensate the Bank or such corporation, as the case may be, for such reduction.

6.4	Prepayment.

(a)

The Loan may be prepaid at the option of the Borrower in whole or in part at any time without premium or penalty; provided, however, that the Borrower must provide the Bank with irrevocable written notice of the Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least two (2) Business Days in advance of the prepayment and partial prepayment will be applied to the most remote payment of principal under this Agreement; provided further, that voluntary prepayments made on a date other than the last day of an Interest Period applicable thereto shall be subject to the payment of customary breakage costs, if any.

(b)	All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

6.5	Disbursements.

The Borrower shall promptly submit to the Bank invoices for any titled or untitled machinery and equipment purchased after January 1, 2010 that the Borrower desires to finance hereunder. Upon receipt and approval by the Bank that such invoices are for Collateral, the Bank will disburse to the Borrower up to one hundred percent (100.00%) of the amount of the invoice, such disbursements to be made not more frequently than a quarterly basis.

6.6	Payments.

(a)

Each payment by the Borrower shall be made in Dollars and in immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments shall be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)

For any payment under this Agreement made by debit to a deposit account, the Borrower shall maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

6.7	Business Days.

All payments and disbursements which would be due on a day which is not a Business Day shall be due on the next Business Day. All payments received on a day which is not a Business Day shall be applied to the credit on the next Business Day.

6.8	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower shall not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this Section 6.7), the Borrower shall pay the taxes and shall also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower shall confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

7.	CONDITIONS OF BORROWING

Without limiting any of the other terms of this Agreement, the Bank shall not be required to make the Loan to the Borrower under this Agreement, unless the conditions set forth below are satisfied as of the Closing Date:

7.1	Documentation.

The Bank shall have received the following documents, in form satisfactory to the Bank:

(a)	Duly executed counterparts to all Loan Documents;

(b)	A certified copy of the Borrower’s organizational documents;

(c)	Evidence of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business; and

(d)

The written opinion from the Borrower’s legal counsel dated the Closing Date covering such matters as the Bank may require; for the opinion, the legal counsel and the terms of the opinion must be acceptable to the Bank.

7.2	Representations.

The representations and warranties contained in Article 8 hereof continue to be true and correct on the Closing Date; no Default or Event of Default hereunder shall have occurred and be continuing; and there has been no Material Adverse

Change in the business operations or financial condition of the Borrower and its Affiliates, taken as a whole, since June 30, 2010.

7.3	Authorizations.

The Bank receives evidence that the execution, delivery and performance by the Borrower of this Agreement, the Note, the Security Agreement and any instrument or agreement required under this Agreement have been duly authorized and any instrument or agreement required under this Agreement have been duly authorized.

7.4	Payment of Fees.

The Bank receives payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all reimbursement costs as required by Article 5 hereof.

7.5	Insurance.

The Bank shall have received evidence of insurance coverage, as required in Section 9.10 of this Agreement.

7.6	Filings.

(a)

Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Bank, perfected security interests in the collateral in the jurisdiction listed on Schedule 2 to the Security Agreement shall have been properly filed, registered or recorded in each office in each such jurisdiction which such filings, registrations and recordings are required.

(b)

The Bank shall have received acknowledgment copies of all such filings, registrations and recordations stamped by the appropriate filing, registration or recording officer (or, in lieu thereof, other evidence satisfactory to the Bank that all such filings, registrations and recordations have been made); and the Bank shall have received such evidence as it may deem satisfactory that all necessary filing, recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full.

7.7	Required Documentation.

The Borrower shall execute and deliver such other documents, instruments, certificates, opinions, approvals and assurances customary in this type of financing as the Bank may reasonably request.

8.	REPRESENTATIONS AND WARRANTIES

On the date that the Borrower signs this Agreement, on the Closing Date and on each day that an Advance is made, the Borrower makes the following representations and warranties continuously:

8.1	Formation.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2	Authorization.

The Loan Documents and any instrument or other agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3	Enforceable Agreement.

Each of the Loan Documents is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower, in accordance with its terms, and any other instrument or other agreement required hereunder, when executed and delivered, shall be similarly legal, valid, binding and enforceable, except, in each case, as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

8.4	Good Standing.

In each state in which the Borrower does business, it is respectively properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5	No Conflicts.

The Loan Documents do not conflict with any law, obligation or material agreement by which the Borrower is bound.

8.6	Financial Information.

Since the date of the most recent financial statement provided to the Bank, there has been no Material Adverse Change.

8.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which is reasonably likely to impair the Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to the Bank.

8.8	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except to the extent that the failure to so possess could not reasonably be expected to result in a Material Adverse Change.

8.9	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.10	Financial Statements.

The financial statements and other information provided to the Bank fairly present in all material respects the consolidated financial position of Borrower, including all material contingent liabilities, as of the dates presented therein and the results of operations for the periods presented therein and have been prepared in accordance with GAAP, except, with respect to unaudited interim financial statements.

8.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and the Borrower has paid or caused to be paid all material taxes due, except as have been disclosed in writing to the Bank.

8.12	No Event of Default or Material Adverse Change.

There is no event currently in existence which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

8.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 9.10 of this Agreement.

8.14	ERISA Plans.

(a)

Each ERISA Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)

There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires thirty (30) day notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)

No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

8.15	Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement, or at such other address as the Borrower shall provide to the Bank in writing.

9.	COVENANTS

The Borrower agrees that until the Loan is repaid in full:

9.1	Use of Proceeds.

(a)	The proceeds of the Loan shall be used only for the purchase of or reimbursement of the Borrower for purchase of the Collateral.

(b)

The proceeds of the Loan shall not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

9.2	Financial Information of Borrower.

During the term of this Agreement until the Loan and all other Obligations have been repaid in full, the Borrower shall:

(a)	maintain accounting records in accordance with GAAP consistently applied throughout the accounting periods involved, except, with respect to unaudited interim financial statements;

(b)	provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request;

(c)	without request, provide to the Bank all of the following financial information, in form and content acceptable to the Bank, pertaining to the Borrower:

(i)

Quarterly Compliance Certificates: Not later than forty-five (45) days after the end of each fiscal quarter of the Borrower, a certificate, substantially in the form of Exhibit A, executed by the Borrower’s chief financial officer, controller, or other officer or person acceptable to the Bank certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Default exists under this Agreement;

(ii)

Quarterly Financial Statements: Not later than forty-five (45) days after the end of each fiscal quarter of the Borrower, the internally-prepared consolidated Activity-based financial statements, including an income statement and balance sheet;

(iii)

Quarterly Liquidity Statements: Not later than forty-five (45) days after the end of each fiscal quarter of the Borrower, the bank and brokerage statements of the Borrower verifying liquid assets as of the quarter-end;

(iv)

Audited Annual Financial Statements: Not later than one hundred eighty (180) days after the end of each fiscal year of the Borrower, the consolidated GAAP-based audited financial statements for the Borrower prepared by a certified public accounting firm acceptable to the Bank;

(v)	Preliminary Annual Financial Statements: Not later than ninety (90) days after the end of each fiscal year of the Borrower, the preliminary GAAP-based financial statements for the Borrower; and

(vi)

Annual Budget: Not later than ninety (90) days after the end of each fiscal year of the Borrower, an annual budget of the Borrower, which shall include a quarterly Activity-based income statement and balance sheet; and

(d)

within forty-five (45) days after the Closing Date, the Borrower shall deliver to the Bank the certificates of title for all of the titled Collateral listed on Schedule 1 to the Security Agreement. The Bank shall be listed as the only lien holder on all such certificates of title.

9.3	Financial Covenants.

The Borrower shall maintain the following:

(a)	Minimum Quarterly Activity-based EBITDA. For the fiscal quarter ended March 31, 2011 and for all fiscal quarters thereafter until the Maturity Date EBITDA shall not be less than One Dollar ($1.00).

(b)	Minimum Liquidity Ratio. A ratio of Liquid Assets to Funded Debt of at least 1.25:1.00, measured at the end of each fiscal quarter of the Borrower.

9.4	Limitation on Loans to Third Parties.

The Borrower shall not lend money or otherwise extend credit to any third party in excess of Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding except (a) loans existing on the date hereof and disclosed in writing to the Bank, (b) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (c) debt obligations received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (d) receivable of, or prepaid royalties from and other credit obligations of, customers, suppliers and debtors of the Borrower in the ordinary course of business, (e) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower, (f) deposit accounts maintained by the Borrower, (g) leases to customers of solar equipment in the ordinary course of business, (h) loans to subsidiaries of the Borrower to cover operating deficits or other obligations under partnership, membership or similar agreements, and (i) intercompany transactions with Affiliates.

9.5	Other Debts.

The Borrower shall not incur, assume, or have outstanding any indebtedness for borrowed money (including capitalized leases), or guaranty or become a surety or otherwise contingently liable for any obligations of others, except Permitted Indebtedness.

9.6	Other Liens.

The Borrower shall not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest (“Liens”) in any of the Borrower’s property or assets, except (a) Liens arising under the Security Agreement or the other Loan Documents, (b) Liens securing Permitted Indebtedness, (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, (e) Liens existing on the date hereof and disclosed in writing to Bank, (f) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made for the eventual payment thereof if subsequently found payable, (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (j) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (k) Liens on the equity interests of the Borrower’s subsidiaries granted in connection with financing provided to such subsidiary, and (l) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (“Permitted Encumbrances”).

9.7	Maintenance of Assets.

(a)

The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets, except (i) in the ordinary course of the Borrower’s business, (ii) consisting of Permitted Encumbrances or (iii) of assets not otherwise permitted hereunder in amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year.

(b)

Without the prior affirmative written consent of the Bank, the Borrower shall not sell, convey, transfer, encumber, or dispose of, or permit to be sold, conveyed, transferred, encumbered or disposed, whether voluntarily, involuntarily or otherwise, more than twenty-five percent (25%) of the issued and outstanding capital stock of the Borrower or of a beneficial interest therein to anyone other than existing stockholders.

(c)

The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, as determined in good faith by the Borrower, or enter into any agreement to do so, other than with respect to worn-out or obsolete equipment.

(d)	The Borrower shall not enter into any sale and leaseback agreement covering any of the Collateral.

(e)

The Borrower shall maintain and preserve all of its rights, privileges, and franchises that it now has, except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change.

(f)	The Borrower shall make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition, ordinary wear and tear excepted.

9.8	Limitation on Acquisitions and Change in Control.

The Borrower shall not acquire assets or capital stock of another company, except for Permitted Acquisitions or acquisitions of capital stock of subsidiaries and shall not merge or consolidate, except in connection with a Permitted Acquisition where Borrower is the surviving entity, liquidate, dissolve or wind up its affairs, sell, transfer, lease or otherwise dispose of a substantial part of its property (other than in the ordinary course of its business) or enter into or engage in any operation or activity materially different from that presently being conducted as of the dated of this Agreement, other than operations or activities reasonably related or incidental thereto.

9.9	Notices to Bank.

The Borrower shall promptly notify the Bank in writing of:

(a)	Any lawsuit over Five Hundred Thousand Dollars ($500,000.00) against the Borrower.

(b)	Any substantial dispute between any governmental authority and the Borrower.

(c)	Any Default or Event of Default under this Agreement or any other Loan Document.

(d)	Any Material Adverse Change with respect to the Borrower.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any Permitted Acquisition.

9.10	Insurance.

(a)

General Business Insurance. The Borrower shall maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business or for the Collateral, it being agreed that insurance acceptable to the Bank at closing will continue to be acceptable to the Bank. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.11	Compliance with Laws.

The Borrower shall comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change. The Bank shall have no obligation to make the Loan to the Borrower, except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.12	ERISA Plans.

The Borrower shall promptly during each year, pay and cause to be paid contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.13	ERISA Plans - Notices.

The Borrower shall with respect to a Plan subject to Title IV of ERISA, give prompt written notice to the Bank of:

(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires thirty (30) days notice.

(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9.14	Books and Records.

The Borrower shall maintain books and records sufficient to prepare financial statements in accordance with GAAP.

9.15	Audits.

The Borrower shall allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time, limited to once per year unless an Event of Default or Material Adverse Change has occurred. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower shall, at the Bank’s request, authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

9.16	Cooperation.

The Borrower shall take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.	DEFAULT AND REMEDIES

If any of the following Events of Default occurs and the Bank has not waived such Event of Default in writing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire Indebtedness immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make the Loan or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, including the Loan Documents, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under Section 10.5 below, with respect to the Borrower, then the entire Indebtedness outstanding under this Agreement shall automatically be due immediately.

The occurrence of any one or more of the following events shall constitute an Event of Default:

10.1	Failure to Pay.

The Borrower fails to make any payment of principal under this Agreement when due or any other payment within five (5) days of when due.

10.2	Default under Other Loan Documents.

After giving effect to any applicable cure or grace period, any default occurs under the other Loan Documents or any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow any of the Loan Documents or any default occurs under any other Indebtedness owed to the Bank by the Borrower or any of the Borrower’s Affiliates.

10.3	Cross-default.

After giving effect to any applicable cure or grace period, any default occurs under any agreement in connection with any credit or Indebtedness the Borrower or any of the Borrower’s Affiliates has obtained from anyone else or which the Borrower or any of the Borrower’s Affiliates has guaranteed, in each case, in an amount at or greater than Five Hundred Thousand Dollars ($500,000.00), other than any indebtedness consisting of non-recourse loans to Affiliates that are special purpose entities.

10.4	False Information.

Any representation or warranty made by the Borrower herein or any certificate delivered pursuant hereto, or any financial statement delivered to the Bank hereunder, shall prove to have been false in any material respect as of the time when made or given.

10.5	Insolvency.

The Borrower shall: (a) become insolvent, or (b) be unable, or admit in writing its inability to pay its debts as they mature, or (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property, or (d) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, or (e) become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors, or (f) apply to a court for the appointment of a custodian or receiver for any of its assets, or (g) have a custodian or receiver appointed for any of its assets (with or without its consent), or (h) have assets in excess of One Hundred Thousand Dollars ($100,000.00) garnished, seized or forfeited, or threatened with garnishment, seizure or forfeiture, or (i) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors.

10.6	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) or more in excess of any insurance coverage.

10.7	Judgments.

Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) or more in excess of any insurance coverage that remains unpaid or unstayed for more than thirty (30) days.

10.8	Material Adverse Change.

Any material adverse change occurs on (a) the assets, liabilities, financial condition, business or operations of the Borrower from those reflected in the most current financial statements provided by the Borrower to the Bank or from the facts represented or warranted in this Agreement, any other Loan Document or any other document delivered to the Bank pursuant to this Agreement, (b) the ability of the Borrower to carry out its respective business as of the closing date or to meet or perform its Obligations under this Agreement or any of the other Loan Documents on a timely basis, or (c) the amount which the Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in a liquidation of the collateral, taken as a whole, granted, mortgaged, assigned or pledged to the Bank under the Loan Documents.

10.9	Security Agreement.

The Borrower fails to comply with any representation, warranty or covenant set forth in the Security Agreement and such failure is not cured within thirty (30) days.

10.10	Collateral Defaults.

(a)	The Borrower transfers or disposes of any of the Collateral, except as permitted by this Agreement or the Security Agreement; or

(b)	There occurs any attachment, execution or levy on any of the Collateral.

10.11	Government Action.

Any government authority takes action that the Bank believes materially and adversely affects the Borrower’s financial condition or ability to repay.

10.12	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.13	Unenforceability of any Loan Document.

This Agreement or any other Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated other than as permitted hereunder, or the validity or enforceability thereof or hereof shall be contested by the Borrower or any shareholder of the Borrower, or the Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be, other than pursuant to a termination in accordance with its terms.

10.14	Other Breach under this Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure by the Borrower to comply with any covenants set forth in Article 9 of this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank’s opinion, the breach is capable of being remedied, the breach shall not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	Conclusiveness of Statements.

Determinations and statements of the Bank pursuant to Sections 6.2 and 6.3 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error.

11.2	Obligation of the Bank to Mitigate.

The Bank agrees that, as promptly as practicable after the officer of the Bank responsible for administering the Loan of the Bank becomes aware of the occurrence of an event or the existence of a condition that would entitle the Bank to receive payments under Section 6.3, it will, to the extent not inconsistent with the internal policies of the Bank and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain the Loan through another lending office of the Bank, or (b) take such other measures as the Bank may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to the Bank pursuant to Section 6.3, would be materially reduced and if, as determined by the Bank in its sole discretion, the making, issuing, funding or maintaining of such commitment or the Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such commitment or the Loan or the interests of the Bank.

11.3	Survival of Provisions.

The provisions of Sections 6.2 and 6.3 shall survive the obligation of the Bank to extend credit under this Agreement and the repayment of the Loan; provided that the Borrower shall not be under any obligation to compensate the Bank under Sections 6.2 and 6.3 above with respect to increased costs or reductions arising from any period prior to the date that is six (6) months prior to the date of such demand by the Bank if the Bank knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive.

11.4	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants shall be made under GAAP, consistently applied, except with respect to unaudited interim financial statements.

11.5	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.6	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign the Advance to another lending institution, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all non-public information exchanged as confidential. If a participation is sold or the Advance is assigned, the purchaser shall have the right of set-off against the Borrower.

11.7	Waiver of Jury Trial.

EACH OF THE BANK AND THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE BANK OR THE BORROWER AGAINST THE OTHER.

11.8	Judicial Reference.

(a)

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11.7 of this Agreement, but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision shall be applicable until:

(i)	the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that set forth herein is valid or enforceable; or

(ii)	the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type set forth herein and, as a result, such waivers become enforceable.

(b)

Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, for purposes of this Section, a “Claim”) between the parties arising out of or relating to this Agreement, the Loan Documents, a Swap Contract or any other document, instrument or agreement between the Bank and the Borrower (collectively in this Section, the “Documents”), shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Documents, venue for the reference proceeding shall be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

(c)

The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d)

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)

The referee shall have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter shall be used at any hearing conducted before the referee, and the referee shall be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally share the cost of the referee and the court reporter at trial.

(g)

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California shall be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that shall be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure shall be resolved and determined by arbitration. The arbitration shall be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION SHALL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE DOCUMENTS.

11.9	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of this Agreement may be enforced. The Bank retains all rights, even if it makes an Advance after Default. If the Bank waives a Default, it may enforce a later Default. Any consent or waiver under this Agreement must be in writing.

11.10	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.11	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement shall prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to the Note, as now in effect or as hereafter amended, renewed, or restated.

11.12	Indemnification.

The Borrower shall indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity shall survive repayment of the Borrower’s Obligations to the Bank. All sums due to the Bank hereunder shall be Obligations of the Borrower, due and payable immediately without demand.

11.13	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if telecopied, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.14	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.15	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.16	USA Patriot Act Notice.

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains an advance. The Bank shall ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[The remainder of this page is intentionally left blank]

This Agreement is executed as of the date stated at the top of the first page.

BANK		BORROWER

U.S. Bank National Association		SolarCity Corporation

By:	/s/ Cecilia Person	By:	/s/ David White
	Cecilia Person		David White
	Vice President and Portfolio Manager		Chief Financial Officer

Notice address for Bank:	Notice address for Borrower:

One California Street, Suite 2100	3055 Clearview Way
San Francisco, CA 94111	San Mateo, CA 94402
Phone: (415) 273-5206	Email: contracts@solarcity.com
Facsimile: (415) 273-5212	Facsimile: (650) 560-6182
Attention: Cecilia Person	Attention: General Counsel

SIGNATURE PAGE TO TERM LOAN AGREEMENT

SCHEDULE 1

PERMITTED ACQUISITIONS

The acquisition by the Borrower or an affiliate thereof of substantially all of the assets of Clean Currents Solar of the Mid-Atlantic, LLC (“Clean Currents Solar”), headquartered at 155 Gibbs Street, Suite 425, Rockville, MD 20850 and with warehouse and sales offices at 2319 Stewart Drive, Suite B, Silver Spring, MD 20910 substantially on the terms and conditions outlined in that certain Summary of Proposed Terms and Conditions for an Asset Purchase Agreement dated December 10, 2010 between the Borrower and Clean Currents Solar or on such other terms and conditions as otherwise duly authorized by the board of directors of the Borrower.

SCHEDULE 1

SCHEDULE 2

PERMITTED INDEBTEDNESS

SolarCity Corporation
Current Indebtedness
As of December 22, 2010

Bridge Bank Credit Revolver	$4,495,188.00

Non Vehicle Notes Payable as of 11/30/2010

Microsoft Licenses	$148,193.15
IBM Credit	$61,061.12
Compellent Credit	$44,841.91
$254,096.17

Vehicles Notes Payable as of 11/30/2010

Bridge Bank	$1,085,554.80
Chrysler	$434,665.27
Mercedes Benz	$552,017.52
Ford Credit	$111,398.57
Wells Fargo Bank	$29,510.86
Toyota	$579,091.03
$2,792,238.05

Total Indebtedness	$7,541,522.22

SCHEDULE 2